EXHIBIT 3.1

STATE OF CALIFORNIA

ARTICLES OF INCORPORATION

of a GENERAL STOCK CORPORATION

I

The name of the corporation is                                           VRDT Holdings Inc.

II

The corporate address is                                     731 Glen Oaks, Thousand Oaks, CA 91360

III

The name and address of the agent for service of process for this corporation in the State of California is:

William B. Barnett

23548 Calabasas Road, Ste. 106

Calabasas, California 91302

IV

This corporation is authorized to issue two classes of shares of stock. The total number of shares which this corporation is authorized to issue is seventy five million (75,000,000) shares, consisting of seventy million (70,000,000) shares of Common Stock, $.001 par value and five million (5,000,000) shares of preferred stock, $.001 par value.

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board of Directors is also authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series than outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

V

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

1

VI

The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. The Corporation is authorized to indemnify the directors and officers of the Corporation to the fullest extent permissible under California law. Any repeal or modification of this Article VI, or the adoption of any provision of the Articles of Incorporation inconsistent with this Article VI, shall only be prospective and shall not adversely affect the rights under this Article VI in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

/s/ William B. Barnett	William B. Barnett
Signature	Type or Print Name

2

STATE of CALIFORNIA

Certificate of Amendment

of

Articles of Incorporation

The undersigned certify that:

1. They are the president and secretary, respectively, of VRDT Holdings Inc. , a California corporation.

2. Article I of the Articles of Incorporation of this corporation is amended to read as follows:

I

The name of this corporation is: Mycliks Inc.

3.       The foregoing amendment of Articles of Incorporation has been duly approved by the board of directors.

4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding shares of the Corporation is 26,549,375 . The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: August 8, 2018

/S/ Danial Marnokaran
Danial Marnokaran Abdullah, President

/S/Rajiv Pushpanathan
Rajiv Pushpanathan, Secretary

3